Phillips 66 Reports First-Quarter 2020 Financial Results

Exhibit 99.1

Phillips 66 Reports First-Quarter 2020 Financial Results

•	Reported a first-quarter loss of $2.5 billion or $(5.66) per share; adjusted earnings of $450 million or $1.02 per share

•	Generated strong underlying results in Midstream and Marketing businesses

•	Received industry recognition for exemplary 2019 safety performance at five refineries

•	Secured $3 billion in additional liquidity through term loan and senior notes

•	Announced 2020 capital spending and operating cost reductions

•	Returned $839 million to shareholders in the quarter; suspended share repurchases in March

•	Recently started full operations on the Gray Oak Pipeline

•	Contributed $3 million to COVID-19 relief efforts

HOUSTON, May 1, 2020 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces a first-quarter 2020 loss of $2.5 billion, compared with earnings of $736 million in the fourth quarter of 2019. Excluding special items of $2.9 billion in the first quarter of 2020, primarily impairments related to goodwill and the company’s investment in DCP Midstream, LLC, adjusted earnings were $450 million, compared with fourth-quarter 2019 adjusted earnings of $689 million.

“Phillips 66 employees have stepped up to the unprecedented challenges of the current environment to maintain safe operations, ensure business continuity and execute our strategy,” said Greg Garland, chairman and CEO of Phillips 66. “Our top priorities are protecting the health and safety of our employees, supporting their families and our communities, and ensuring the financial and operating strength of the company. We remain focused on providing the critical energy products and services that are essential to the global economy.”

“We suspended share repurchases and are reducing capital spending and operating costs. We also secured a new $2 billion term loan facility and completed $1 billion in bond issuances. Refining reduced production in response to lower product demand and weak margins. These prompt actions enhance liquidity, support the dividend and protect our strong investment grade credit rating. We are committed to maintaining our strong balance sheet and a disciplined approach to capital allocation.”

“During the first quarter, five of our refineries were recognized by AFPM for exemplary 2019 safety performance. This strong safety performance continued in the first quarter with a record-low injury rate. Our first-quarter financial results benefited from our diversified portfolio, with strong contributions from the Midstream and Marketing businesses. In Midstream, our NGL business achieved record results, and the Gray Oak Pipeline recently commenced full service. In Chemicals, CPChem’s O&P business ran at 98% utilization, supported by strong demand. We returned $839 million to shareholders through $443 million of share repurchases and $396 million of dividends.”

Phillips 66 Reports First-Quarter 2020 Financial Results

Midstream

	Millions of Dollars
	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income
	Q1 2020	Q4 2019	Q1 2020	Q4 2019
Transportation	$200	250	200	250
NGL and Other	179	120	179	120
DCP Midstream	(1,081)	35	81	35
Midstream	$(702)	405	460	405

Midstream had a first-quarter 2020 pre-tax loss of $702 million, compared with pre-tax income of $405 million in the fourth quarter of 2019. Midstream results in the first quarter of 2020 included a $1.2 billion impairment of Phillips 66’s equity investment in DCP Midstream, LLC (DCP Midstream), reflecting a significant decline in DCP Midstream Partners’ unit price in the first quarter.

Transportation first-quarter 2020 adjusted pre-tax income of $200 million was $50 million lower than the fourth quarter of 2019. The decrease was due to lower equity affiliate earnings, largely reflecting reduced volume commitments on the REX Pipeline, and lower pipeline and terminal volumes driven by decreased refinery utilization.

NGL and Other adjusted pre-tax income was $179 million in the first quarter of 2020, compared with $120 million in the fourth quarter of 2019. The increase was primarily due to propane and butane trading activity, as well as higher margins at the Sweeny Hub.

The company’s equity investment in DCP Midstream generated first-quarter 2020 adjusted pre-tax income of $81 million, a $46 million increase from the prior quarter. The increase was mainly due to hedging gains, driven by lower commodity prices, as well as lower operating costs.

Phillips 66 Reports First-Quarter 2020 Financial Results

Chemicals

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2020	Q4 2019	Q1 2020	Q4 2019
Olefins and Polyolefins	$177	131	193	154
Specialties, Aromatics and Styrenics	4	35	12	35
Other	(12)	(16)	(12)	(16)
Chemicals	$169	150	193	173

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals’ first-quarter 2020 pre-tax income was $169 million, compared with $150 million in the fourth quarter of 2019. Chemicals results in both periods included reductions to equity earnings from lower-of-cost-or-market inventory adjustments.

CPChem’s Olefins and Polyolefins (O&P) business contributed $193 million of adjusted pre-tax income in the first quarter of 2020, compared with $154 million in the fourth quarter of 2019. The $39 million increase was due to higher polyethylene sales volumes, reflecting increased demand in the first quarter, primarily for food packaging and medical supplies, following lower fourth-quarter seasonal demand. Global O&P utilization was 98% for the quarter.

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed first-quarter 2020 adjusted pre-tax income of $12 million, a $23 million decrease from the fourth quarter of 2019, primarily due to lower margins and higher turnaround activity.

Refining

	Millions of Dollars
	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income (Loss)
	Q1 2020	Q4 2019	Q1 2020	Q4 2019
Refining	$(2,261)	345	(401)	345

Refining had a first-quarter 2020 pre-tax loss of $2.3 billion, compared with pre-tax income of $345 million in the fourth quarter of 2019. Refining results in the first quarter of 2020 included a $1.8 billion goodwill impairment, as well as a $15 million reduction to equity earnings from a lower-of-cost-or-market inventory adjustment.

Refining had an adjusted pre-tax loss of $401 million in the first quarter of 2020, compared with adjusted pre-tax income of $345 million in the fourth quarter of 2019. The decrease was largely driven by lower realized margins and reduced volumes. First-quarter realized margins were $7.11 per barrel, down 25% from the prior quarter. Phillips 66’s worldwide crude utilization rate was 83% in the first quarter, down from 97% in the fourth quarter, reflecting maintenance activities and economic run cuts. Clean product yield was 82% in the first quarter, down from 84% in the prior quarter, due to downtime on secondary units. Pre-tax turnaround costs for the first quarter were $329 million, an increase of $97 million from the fourth quarter of 2019.

Phillips 66 Reports First-Quarter 2020 Financial Results

Marketing and Specialties

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q1 2020	Q4 2019	Q1 2020	Q4 2019
Marketing and Other	$471	327	434	237
Specialties	42	50	54	50
Marketing and Specialties	$513	377	488	287

Marketing and Specialties (M&S) first-quarter 2020 pre-tax income was $513 million, compared with $377 million in the fourth quarter of 2019. M&S results in the first quarter of 2020 included a $37 million favorable settlement, partially offset by a $12 million reduction to equity earnings from a lower-of-cost-or-market inventory adjustment. Fourth-quarter 2019 results included a $90 million benefit from 2018 biodiesel blender tax credits.

Adjusted pre-tax income for Marketing and Other was $434 million in the first quarter of 2020, an increase of $197 million from the fourth quarter of 2019. The increase was primarily due to higher realized margins, partially offset by lower volumes. Refined product exports in the first quarter were 160,000 barrels per day (BPD).

Specialties generated first-quarter 2020 adjusted pre-tax income of $54 million, up from $50 million in the fourth quarter of 2019. The increase was due to higher finished lubricant margins.

Corporate and Other

	Millions of Dollars
	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q1 2020	Q4 2019	Q1 2020	Q4 2019
Corporate and Other	$(197)	(211)	(197)	(211)

Corporate and Other first-quarter 2020 pre-tax costs were $197 million, compared with pre-tax costs of $211 million in the fourth quarter of 2019. The decrease was driven by lower employee-related expenses, partially offset by higher charitable contributions.

Phillips 66’s first-quarter 2020 effective tax rate decreased to 2%, or 4% on an adjusted basis. The decrease mainly reflects lower domestic earnings, as well as the impact of noncontrolling interests, state taxes and the CARES Act.

Phillips 66 Reports First-Quarter 2020 Financial Results

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $217 million in cash from operations during the first quarter. Excluding working capital impacts, operating cash flow was $736 million.

Phillips 66 secured a new $1 billion, 364-day term loan facility in the quarter, which was fully drawn as of March 31, 2020. On April 6, Phillips 66 increased the size of the facility to $2 billion, with $1 billion of capacity remaining undrawn. Additionally, the company issued $1 billion of senior unsecured notes on April 9.

Capital expenditures and investments in the first quarter were $923 million. Excluding $23 million of capital funded by Gray Oak joint venture partners, adjusted capital spending was $900 million. Phillips 66 funded $443 million of share repurchases and $396 million of dividends in the quarter. The company ended the quarter with 437 million shares outstanding.

As of March 31, 2020, cash and cash equivalents were $1.2 billion, and consolidated debt was $13 billion, including $3.5 billion at Phillips 66 Partners (PSXP). The company’s consolidated debt-to-capital ratio was 35% and its net debt-to-capital ratio was 33%. Excluding PSXP, the debt-to-capital ratio was 31% and the net debt-to-capital ratio was 28%.

Strategic Update

On April 1, the Gray Oak Pipeline commenced full operations from West Texas to Texas Gulf Coast destinations. The Eagle Ford segment of the pipeline recently started operations, marking the completion of the project. Phillips 66 Partners has a 42.25% effective ownership in the 900,000 BPD pipeline.

The Gray Oak Pipeline connects to multiple terminals in Corpus Christi, Texas, including the South Texas Gateway Terminal being constructed by Buckeye Partners, L.P. The marine export terminal will have two deepwater docks, with storage capacity of 8.5 million barrels and up to 800,000 BPD of throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal, which is expected to start up in the third quarter of 2020.

Phillips 66 is expanding the Sweeny Hub with the addition of two 150,000 BPD fractionators. The fractionators are anticipated to start up in the fourth quarter of 2020. The new fractionators are supported by long-term customer commitments. Upon completion, the Sweeny Hub will have 400,000 BPD of fractionation capacity.

Also at the Sweeny Hub, Phillips 66 Partners is adding 7.5 million barrels of storage capacity at Clemens Caverns. Upon completion in the fourth quarter of 2020, Clemens Caverns will have 16.5 million barrels of storage capacity. Phillips 66 Partners is also constructing the C2G Pipeline, a 16 inch ethane pipeline that will connect Clemens Caverns to petrochemical facilities in Gregory, Texas, near Corpus Christi. The project is backed by long-term commitments and is expected to be completed in mid-2021.

Phillips 66 added 2.2 million barrels of crude oil storage capacity at its Beaumont Terminal, increasing the terminal’s total crude and product storage capacity to 16.8 million barrels. In addition, the company is adding a 200,000 BPD dock, bringing the terminal’s total dock capacity to 800,000 BPD. The new dock is expected to be completed in the third quarter of 2020.

The company previously announced its plan to defer the Red Oak Pipeline and Sweeny Frac 4 projects, as well as Phillips 66 Partners’ Liberty Pipeline. Phillips 66 Partners has also postponed final investment decision on the ACE Pipeline.

Phillips 66 Reports First-Quarter 2020 Financial Results

In Chemicals, CPChem and Qatar Petroleum are jointly pursuing development of petrochemical facilities on the U.S. Gulf Coast and in Qatar. CPChem continued front-end engineering design for its U.S. Gulf Coast project and continued to advance joint venture discussions with its partner. CPChem is closely monitoring economic developments and has deferred final investment decision. In addition, CPChem and Qatar Petroleum are pursuing the development of a petrochemicals complex in Ras Laffan, Qatar.

In Refining, the company completed the fluid catalytic cracking (FCC) unit upgrade at the Sweeny Refinery to increase yield of higher-value petrochemical products and higher-octane gasoline. The company is deferring the FCC unit upgrade project at the Ponca City Refinery.

Phillips 66 is developing renewable fuel projects that leverage existing infrastructure. Waste fats, recycled cooking oils and other renewable feedstocks will be used for diesel production that complies with low-carbon fuel standards. The company is producing renewable diesel at its Humber Refinery with plans to further increase capacity. In addition, Phillips 66 is developing a renewable diesel project at the San Francisco Refinery and has supply and offtake agreements for two third-party renewable diesel facilities under construction in Nevada.

In Marketing, the U.S. West Coast retail joint venture is expected to close on the previously announced acquisition of approximately 100 sites in the second quarter of 2020. Upon closing, the joint venture will operate a network that includes approximately 680 sites. This joint venture enables increased long-term placement of Phillips 66 refinery production and increases the company’s exposure to retail margins.

In the U.S., the company continues its program to roll out updated signature image designs for Phillips 66, 76 and Conoco branded sites. During the quarter, 258 sites were reimaged. Since the program’s inception in 2015, approximately 4,440 sites have been reimaged.

In Europe, the company continues its program to update signature image designs for JET branded sites. During the quarter, 11 sites were reimaged. Since the program’s inception in 2019, approximately 90 sites have been reimaged.

Five Phillips 66 refineries were recognized by the American Fuel and Petrochemical Manufacturers (AFPM) for exemplary 2019 safety performance. The Ferndale, Santa Maria, Borger, Lake Charles and Bayway refineries received Distinguished Safety Awards. This is the highest annual safety award the industry recognizes, and the fourth year in a row that the company's refineries have received this recognition.

In Chemicals, AFPM recognized the CPChem Borger, Conroe, Orange and Port Arthur facilities for exemplary 2019 safety performance.

Phillips 66 Reports First-Quarter 2020 Financial Results

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s first-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings (Loss)
	Millions of Dollars
	2020	2019
	Q1	Q4	Q1
Midstream	$(702)	405	316
Chemicals	169	150	227
Refining	(2,261)	345	(198)
Marketing and Specialties	513	377	205
Corporate and Other	(197)	(211)	(210)
Pre-Tax Income (Loss)	(2,478)	1,066	340
Less: Income tax expense (benefit)	(51)	256	70
Less: Noncontrolling interests	69	74	66
Phillips 66	$(2,496)	736	204

Adjusted Earnings
	Millions of Dollars
	2020	2019
	Q1	Q4	Q1
Midstream	$460	405	316
Chemicals	193	173	227
Refining	(401)	345	(219)
Marketing and Specialties	488	287	205
Corporate and Other	(197)	(211)	(210)
Pre-Tax Income	543	999	319
Less: Income tax expense	24	236	66
Less: Noncontrolling interests	69	74	66
Phillips 66	$450	689	187

Phillips 66 Reports First-Quarter 2020 Financial Results

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,600 employees committed to safety and operating excellence. Phillips 66 had $53 billion of assets as of March 31, 2020. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Jeff Dietert (investors)	Brent Shaw (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	brent.d.shaw@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; potential disruption of our operations due to accidents, weather events, including as a result of climate change, terrorism or cyberattacks; general economic and political developments including: armed hostilities; expropriation of assets; changes in governmental policies relating to NGL, crude oil, natural gas or refined petroleum products pricing, regulation or taxation; and other political, economic and diplomatic developments, including those caused by public health issues and outbreaks; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, as well as the ability of PSXP to successfully execute its growth plans; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings (loss),” “adjusted earnings (loss) per share” and “adjusted pre-tax income (loss).” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. This release also includes a “debt-to-capital ratio excluding PSXP.” This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners. This release includes “adjusted capital spending,” a non-GAAP financial measure that demonstrates the portion of total consolidated capital expenditures and investments funded by Phillips 66. This release also includes “realized refining margin,” a non-GAAP financial measure that demonstrates how well we performed relative to benchmark industry margins. Additionally, this release includes an “adjusted effective tax rate,” a non-GAAP financial measure that demonstrates the effective tax rate with the consideration of the tax effect on special items.

References in the release to total consolidated earnings (loss) refer to net income (loss) attributable to Phillips 66.

Phillips 66 Reports First-Quarter 2020 Financial Results

	Millions of Dollars
	Except as Indicated
	2020	2019
	Q1	Q4	Q1
Reconciliation of Consolidated Earnings (Loss) to Adjusted Earnings
Consolidated Earnings (Loss)	$(2,496)	736	204
Pre-tax adjustments:
Pending claims and settlements	(37)	—	(21)
Impairments	3,006	—	—
Lower-of-cost-or-market inventory adjustments	52	23	—
Certain tax impacts	—	(90)	—
Tax impact of adjustments*	(75)	17	4
Other tax impacts	—	3	—
Adjusted earnings	$450	689	187
Earnings (loss) per share of common stock (dollars)	$(5.66)	1.64	0.44
Adjusted earnings per share of common stock (dollars)†	$1.02	1.54	0.40

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income (Loss)	$(702)	405	316
Pre-tax adjustments:
Impairments	1,161	—	—
Lower-of-cost-or-market inventory adjustments	1	—	—
Adjusted pre-tax income	$460	405	316
Chemicals Pre-Tax Income	$169	150	227
Pre-tax adjustments:
Lower-of-cost-or-market inventory adjustments	24	23	—
Adjusted pre-tax income	$193	173	227
Refining Pre-Tax Income (Loss)	$(2,261)	345	(198)
Pre-tax adjustments:
Pending claims and settlements	—	—	(21)
Impairments	1,845	—	—
Lower-of-cost-or-market inventory adjustments	15	—	—
Adjusted pre-tax income (loss)	$(401)	345	(219)
Marketing and Specialties Pre-Tax Income	$513	377	205
Pre-tax adjustments:
Lower-of-cost-or-market inventory adjustments	12	—	—
Pending claims and settlements	(37)	—	—
Certain tax impacts	—	(90)	—
Adjusted pre-tax income	$488	287	205

Phillips 66 Reports First-Quarter 2020 Financial Results

	Millions of Dollars
	Except as Indicated
	2020	2019
	Q1	Q4	Q1
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Corporate and Other Pre-Tax Loss	$(197)	(211)	(210)
Pre-tax adjustments:
None	—	—	—
Adjusted pre-tax loss	$(197)	(211)	(210)
*We generally tax effect taxable U.S.-based special items using a combined federal and state annual statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

† Q1 2020 is based on adjusted weighted-average diluted shares outstanding of 442,302 thousand, and other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

	Millions of Dollars
	Except as Indicated
	March 31, 2020
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$12,963	3,516	9,447
Total Equity	23,639	2,233	21,406
Debt-to-Capital Ratio	35%		31%
Total Cash	$1,221	92	1,129
Net Debt-to-Capital Ratio	33%		28%
*PSXP’s third-party debt and Phillips 66’s noncontrolling interests attributable to PSXP.

Millions of Dollars
Except as Indicated
Q1 2020
Effective Tax Rates
Loss Before Income Taxes	$(2,478)
Special items	3,021
Adjusted income before income taxes	$543

Income Tax Benefit	$(51)
Special items	75
Adjusted income tax expense	$24

Effective Tax Rate	2.1%
Adjusted effective tax rate	4.4%

Phillips 66 Reports First-Quarter 2020 Financial Results

	Millions of Dollars
	Except as Indicated
	Q1 2020	Q4 2019
Realized Refining Margins
Income (loss) before income taxes	$(2,261)	345
Plus:
Taxes other than income taxes	104	49
Depreciation, amortization and impairments	2,066	216
Selling, general and administrative expenses	36	40
Operating expenses	1,105	1,128
Equity in (earnings) losses of affiliates	52	(42)
Other segment income, net	(3)	—
Proportional share of refining gross margins contributed by equity affiliates	129	253
Special items:
Lower-of-cost-or-market inventory adjustments	35	—
Realized refining margins	$1,263	1,989
Total processed inputs (thousands of barrels)	156,623	187,400
Adjusted total processed inputs (thousands of barrels)*	177,569	209,347
Income (loss) before income taxes (dollars per barrel)**	$(14.44)	1.84
Realized refining margins (dollars per barrel)***	$7.11	9.50
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income (loss) before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.